Exhibit 10.73

CRITICAL PATH, INC.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Critical Path, Inc., a California corporation (the “Company”), granted an Option on March 29, 2004 to purchase shares of its common stock (the “Shares”) to the Optionee named below. The terms and conditions of that Option grant are set forth in this cover sheet, the attached stock option agreement, the Company’s Amended and Restated 1998 Stock Option Plan (the “Plan”) and in the Optionee’s employment agreement with the Company effective as of March 29, 2004 (the “Employment Agreement”).

Date of Option Grant: August 16, 2004

Name of Optionee: Mark Ferrer

Optionee’s Social Security Number:             -            -

Number of Shares Covered by Option: 1,021,234

Exercise Price per Share: $0.60

Vesting Start Date: August 16, 2004

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also enclosed.

Optionee:	/s/ MARK FERRER
Mark Ferrer, Personally

Company:	/s/ MICHAEL J. ZUKERMAN
Signed by: Michael J. Zukerman

Title:	Senior Vice President, Secretary and General Counsel

Attachment

CRITICAL PATH, INC.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Provided you render continuous Service to the Company through the below vesting dates, you will become vested in the number of shares of stock option shares specified in the following vesting schedule below subject to the terms and conditions contained herein:

Incremental Vesting of Nonstatutory Stock Option Shares Schedule

Vesting Date	2004	2005	2006	2007	2008
16-Jan	—	0	21,276	21,276	21,276
Last day of February	—	127,654	21,276	21,276	21,276
16-Mar	—	21,276	21,276	21,276	21,276
16-Apr	—	21,276	21,276	21,276	21,276
16-May	—	21,276	21,276	21,276	21,276
16-Jun	—	21,276	21,276	21,276	21,276
16-Jul	—	21,276	21,276	21,276	21,276
16-Aug	0	21,276	21,276	21,276	21,276
16-Sep	0	21,276	21,276	21,276	0
16-Oct	0	21,276	21,276	21,276	0
16-Nov	0	21,276	21,276	21,276	0
16-Dec	0	21,276	21,276	21,276	0

Yearly Total:	0	340,411	255,309	255,309	170,206

Notwithstanding the foregoing, you will receive accelerated vesting of your stock option shares if there is a Qualifying Termination (as defined in your Employment Agreement) and if you timely satisfy the conditions specified in your Employment Agreement (including but not limited to your execution and non-revocation of a separation agreement and release of claims) (the “Acceleration”). For a Qualifying Termination, the Acceleration shall be twelve months of accelerated vesting of your unvested stock option shares.

If your option will terminate upon the effective time of a Change in Control (as defined in the Employment Agreement) and provision is not otherwise made in connection with the Change in Control transaction for the continuation or assumption of such option by, or for the substitution of equivalent awards of, the surviving or successor entity or a parent thereof, then you will become 100% vested in, and will be permitted to exercise, the option immediately before the closing of the Change in Control transaction.

Your option vesting will cease in the event that your Service terminates for any reason. A leave of absence, regardless of the reason, shall be deemed to constitute the cessation of your employment unless such leave is authorized by the Company and you return to active employee status within the time specified in such authorization. Subject to applicable law, during such leave your option vesting shall be suspended until you return to active Service and, upon such return, your option vesting will commence again at the vested percentage as of when the leave began so that the vesting schedule will be extended by the amount of time during which you were on leave.

Upon cessation of your Service, you will immediately forfeit to the Company without consideration all of the then unvested stock option shares subject to this grant.

All vesting hereunder shall be effected in whole numbers of shares rounded down to the nearest whole number.

Term	Your option will expire in any event at the close of business at Company headquarters on the 10th anniversary of the Date of Grant, as shown on the cover sheet. It will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason except Cause, then your option will expire at the close of business at Company headquarters on the date that is twelve months after your termination date.

Termination for Cause	If your Service is terminated for Cause (as defined in your Employment Agreement), then your option will expire immediately as to any portion of the option remaining unvested as of the termination date.

Death	In the event of your death during the period of your Service, your option will expire at the close of business at Company headquarters on the date that is twelve months after the date of death. During that twelve-month period, your estate or heirs may exercise your option subject to their compliance with this Agreement. In the event you die during the twelve (12) month period subsequent to a regular termination, your option, unless sooner exercised, will be exercised automatically, via a cashless exercise, on the date it otherwise would expire if the fair market value per share of the Company’s common stock exceeds the exercise price per share of your option on that date. The net number of shares resulting from such exercise will be delivered to your estate as soon as practicable thereafter.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date that is twelve months after your termination date.

“Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

Leaves of Absence	For purposes of this option, your employment does not terminate when you go on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends if you fail or refuse to return to active Service.

The Company determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of Shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when received by the Company along with full payment.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•      Your personal check, a cashier’s check or a money order.

•      By delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

•      With Shares that have already been owned by you or your representative, which constitute mature shares for purposes of GAAP and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

Withholding Taxes	You will not be allowed to exercise any portion of this option unless you make arrangements acceptable to the Company to pay any withholding or other taxes that may be due as a result of the option exercise or the sale of the Shares acquired upon exercise of this option. You may satisfy, in whole or in part, any withholding tax obligation which may arise in connection with this option either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned Shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option Shares at a time when applicable laws or regulations or Company or underwriter trading policies prohibit a sale.

In the event that the sale of Shares under the Plan is not registered under the Securities Act of 1933 but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of exercise to make such representations as are deemed necessary or appropriate by the Company and its counsel.

Prior to any Change in Control of the Company, the shares acquired under this option can be sold or transferred only pursuant to an SEC Rule 10b5-1 trading plan that is pre-approved by the Company’s Board of Directors’ Compensation Committee. Subsequent to the termination of your employment for any reason, this limitation shall cease to apply.

Transfer of Option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your option in any other way.

No Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company (or any affiliates or subsidiaries) in any capacity. The Company (and any affiliates or subsidiaries) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Forfeiture	If, at any time during your Service, you engage in any of the following, then this option shall terminate and be forfeited to the Company without consideration effective as of the date on which you engaged in such activity, unless terminated or forfeited sooner by operation of another term or condition of this option, the Plan or your Employment Agreement.

•      You are convicted of a felony (other than a traffic violation) or are otherwise conclusively determined by the Board to have committed an act constituting common law fraud against the Company which has or is likely to have a material adverse effect on the Company,

•      You intentionally and without justification breach your obligation to the Company with respect to the Company’s confidential information, which breach has a material adverse effect on the Company or its affiliates or shareholders,

•      You intentionally act or intentionally omit to act where such action or omission violates the explicit obligations imposed on chief executive officers under the Sarbanes-Oxley Act of 2002 (“S-Ox”), as determined by a court of competent jurisdiction or the Securities and Exchange Commission.

•      You materially breach a material provision of either this Agreement, your Employment Agreement or any separation of employment agreement that you enter into with the Company.

Legends	All certificates representing the Shares issued upon exercise of this option shall have endorsed thereon the applicable legends.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

The Plan and Other Agreements	The text of the Plan and your Employment Agreement are incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan or your Employment Agreement.

This Agreement, the Plan and your Employment Agreement constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. The terms of your Employment Agreement shall be controlling over any conflicting term of this Agreement or the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.